Exhibit 99.2

BIOZONE PHARMACEUTICALS, INC.

Financial Statements

and

Independent Auditors’ Report

December 31, 2012 and 2011

CONTENTS

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2012 and 2011	2

Consolidated Statements of Operations for the years ended December 31, 2012 and 2011	3

Consolidated Statements of Changes in Shareholders' Deficiency for the years ended December 31, 2012 and 2011	5

Consolidated Statements of Cash Flows for the years ended December 31, 2012 and 2011	4

Notes to the Consolidated Financial Statements	6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Biozone Pharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheets of Biozone Pharmaceuticals, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in shareholders’ deficiency and cash flows for the years ended December 31, 2012 and 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Biozone Pharmaceuticals, Inc. as of December 31, 2012 and 2011 and the results of its operations and its cash flows for the years ended December 31, 2012 and 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred operating losses for its last two fiscal years, has a working capital deficiency of $5,255,220, and an accumulated deficit of $14,128,079. Management plans regarding these matters are also described in Note 3. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

We were also engaged to audit, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2012, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 29, 2012 expressed a disclaimer of opinion on the Company's internal control over financial reporting.

/s/ Paritz and Company. P.A.

Hackensack, New Jersey

March 29, 2013

BIOZONE PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEET

	December 31, 2012	December 31, 2011

ASSETS

Current assets:
Cash and cash equivalents	$62,296	$416,333
Account receivable net of allowance for doubtful accounts
$46,119 and $449,524, respectively	834,998	523,039
Inventories	1,651,087	1,819,751
Prepaid expenses and other current assets	121,912	145,313
Total current assets	2,670,293	2,904,436

Property and equipment, net	3,333,919	3,342,447
Goodwill	1,026,984	1,026,984
Intangibles, net	190,894	247,450
Deferred financing costs, net	17,677	25,319

	4,569,474	4,642,200

Total Assets	$7,239,767	$7,546,636

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current liabilities:
Account payable	736,279	1,616,673
Accrued expenses and other current liabilities	3,127,817	1,181,852
Accrued interest	286,382	83,548
Notes payable - shareholder	1,099,715	1,099,715
Convertible notes payable, net of debt discount	1,472,152	2,050,000
Deferred income tax	102,022	102,022
Derivative instruments	919,394	883,619
Current portion of long term debt	181,752	260,741
Total current liabilities	7,925,513	7,278,170

Long Term Debt	2,894,579	3,037,591

Shareholders' deficiency
Common stock, $.001 par value, 100,000,000 shares authorized,
63,142,969 and 55,181,165 shares issued and outstanding at
December 31, 2012, and 2011, respectively	63,143	55,181
Additional paid-in capital	10,484,611	3,339,171
Accumulated deficit	(14,128,079)	(6,163,477)

Total shareholders' deficiency	(3,580,325)	(2,769,125)

Total liabilities and shareholders' deficiency	$7,239,767	$7,546,636

See notes to consolidated financial statements.

2

BIOZONE PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2012	2011

Sales	$17,190,720	$12,605,146

Cost of sales	(9,969,068)	(9,919,568)

Gross profit	7,221,652	2,685,578

Operating Expenses:
General and adminstrative expenses	6,340,344	5,471,052
Selling expenses	774,778	678,343
Research and development expenses	743,091	423,183
Recall charges	2,000,000	-
Total Operating Expenses	9,858,213	6,572,578

Loss from operations	(2,636,561)	(3,887,000)

Interest expense	(5,481,581)	(1,242,853)
Change in fair market value of derivative liability	153,540	(281,508)
Equity in loss of unconsolidated subsidiary	-	(42,677)

Loss before provision for income taxes	(7,964,602)	(5,454,038)

Provision for income taxes		3,272

Net loss	$(7,964,602)	$(5,457,310)

Loss per common share	$(0.13)	$(0.11)

Basic and diluted weighted average common share outstanding	62,029,805	50,443,025

See notes to consolidated financial statements.

3

BIOZONE PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2011

Cash flows from operating activities
Net loss	$(7,964,602)	$(5,457,310)
Adjustments to reconcile net loss to net cash
used in operating activities:

Deferred income taxes	-	3,272
Bad debt expense	149,803	326,456
Depreciation and amortization	439,420	531,844
Amortization of deferred financing costs	43,946	160,408
Write-off of obsolete inventory	405,918	1,439,616
Change in fair value of derivative liability	(153,540)	281,508
Stock and warrant based compensation	120,000	-
Equity in loss of unconsolidated subsidiary	-	42,677
Non-cash interest expense	5,181,251	758,044
Changes in assets and liabilities:
Account receivable-trade	(461,762)	560,353
Inventories	(237,254)	(665,914)
Prepaid expenses and other current assets	23,401	(102,031)
Accounts payable	(880,394)	652,240
Accrued expenses and other current liabilities	1,862,417	1,047,884
Net cash used in operating activities	(1,471,396)	(420,953)

Cash flows from investing activities
Purchase of property and equipment	(374,336)	(575,430)
Cash acquired on business combination		585,720
Net cash provided by (used in) investing activities	(374,336)	10,290

Cash flows from financing activities
Proceeds from convertible debt	3,750,000	2,750,000
Payment of deferred financing costs	(36,304)	(150,364)
Repayment of borrowings from noteholders	(2,650,000)	(2,725,904)
Proceeds from sale of common stock	650,000	705,000
Repayment of debt	(222,001)	-
Payment to shareholder		(3,211)
Net cash provided by financing activities	1,491,695	575,521

Net increase (decrease) in cash and cash equivalents	(354,037)	164,858

Cash and cash equivalents, beginning of year	416,333	251,475

Cash and cash equivalents, end of year	$62,296	$416,333

Supplemental disclosures of cash flow information:

Interest paid	$384,084	$539,616
Conversion of convertible note payable and acrued interest
to common stock	$-	$509,178
Derivative liability relieved for cashless exercise
of warrant for common stock	$6,503,402	$-
Debt discount related to fair value of warrants issued	$2,755,274	$-

See notes to consolidated financial statements.

4

BIOZONE PHARMACEUTICAL, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL DEFICIENCY

	Common Stock
	Number of Shares	Amount	Additional paid in capital	Accumulated defecit	Total

Balance as of December 31, 2010	21,000,000	$21,000	$95,967	$(706,167)	$(589,200)

Effect of reverse merger	46,029,396	46,029	1,953,971		2,000,000

Shares issued to consultant	500,000	500	1,949,500		1,950,000

Shares issued for liquidated damages	13,914	14	6,943		6,957

Proceeds from sale of common stock	955,000	955	704,045		705,000

Shares issued to extend maturity date of convertible notes payable	112,500	113	56,137		56,250

Shares issued upon conversion of convertible notes payable	1,018,356	1,018	508,160		509,178

Shares cancelled to consultant	(500,000)	(500)	(1,949,500)		(1,950,000)

Cancellation of ISR shares	(13,948,000)	(13,948)	13,948		-

Net loss for year				(5,457,310)	(5,457,310)

Balance at December 31, 2011	55,181,166	55,181	3,339,171	(6,163,477)	(2,769,125)

Proceeds from sale of common stock	1,755,000	1,755	648,245		650,000

Shares issued upon cashless exercise of warrants	12,856,803	12,857	6,490,545		6,503,402

Cancellation of founder's shares	(6,650,000)	(6,650)	6,650		-

Net loss for the year				(7,964,602)	(7,964,602)

Balance at December 31, 2012	63,142,969	$63,143	$10,484,611	$(14,128,079)	$(3,580,325)

See notes to consolidated financial statements.

5

NOTE 1 – Business

BioZone Pharmaceuticals, Inc. (formerly, International Surf Resorts, Inc.; the “Company”, “we”, “our”) was incorporated under the laws of the State of Nevada on December 4, 2006. On March 1, 2011, we changed our name from International Surf Resorts, Inc. to BioZone Pharmaceuticals, Inc.

On June 30, 2011, we acquired: (i) 100% of the outstanding common stock of BioZone Laboratories, Inc. (“BioZone Labs”) in exchange for 19,266,055 shares of our common stock; (ii) 100% of the outstanding membership interests of Equalan, LLC (“Equalan”) and Equachem, LLC (“Equachem”) in exchange for 1,027,523 and 385,321 shares of our common stock, respectively; and (iii) 45% of the outstanding membership interests of BetaZone Laboratories, LLC (“BetaZone”) in exchange for 321,101 shares of our common stock, for a total of 21 million shares. The acquired entities shared substantially common ownership prior to the foregoing acquisition. (We refer to BioZone Labs, Equalan, Equachem and BetaZone, collectively as the “BioZone Lab Group”).

BioZone Labs was incorporated under the laws of the State of California in 1991. Equalan was formed as a limited liability company under the laws of the State of California on January 2, 2007. Equachem was formed as a limited liability company under the laws of the State of California on March 12, 2007 under the name Chemdyn, LLC and changed its name to Equachem, LLC on July 25, 2007. BetaZone was formed as a Florida limited liability company on November 7, 2006.

The BioZone Lab Group has operated since inception as a developer, manufacturer, and marketer of over-the-counter drugs and preparations, cosmetics, and nutritional supplements on behalf of health care product marketing companies and national retailers. We have been developing our proprietary drug delivery technology (the “BioZone Technology”) as an enhancement for approved, generic prescription drugs that are limited due to poor stability or bioavailability or variable absorption.

The Company accounted for the acquisition of the BioZone Lab Group as a “reverse acquisition”. Accordingly, the Company is considered the legal acquirer and the BioZone Lab Group is considered the accounting acquirer. The current and future financial statements will be those of the historical financial statements of the BioZone Lab Group, and BioZone Pharmaceuticals, Inc. from the date of acquisition.  As a result of the June 30, 2011 transaction referred to above, we recorded the fair value of the acquisition at $2,000,000 as further described below. In addition, on September 21, 2011, the Company issued 13,914 shares of common stock to certain shareholders in consideration for the delay in filing the Company’s Registration Statement on Form S-1, as required in the Asset Purchase Agreement. These shares were valued at $0.50 per share and the resulting amount was charged to interest expense at the time of issuance.

The Company engaged a leading financial advisory firm specializing in corporate finance and business valuation to determine the fair value of certain identifiable intangible assets acquired which were identified based on an analysis of the transaction, a review of available supporting documents, and discussions with management. The analysis focused on determining which components met the requirements for recognition as an intangible asset separate from goodwill under ASC 805, and had characteristics that allowed its value to be reasonably estimated. This analysis ultimately identified the acquired brands and customer relationships as the qualifying intangible assets subject to amortization, which were valued at $110,000 and $172,800, respectively. Intangible assets recognized apart from goodwill are classified as finite lived (subject to amortization) on the basis of the intangible asset’s expected useful life, which was determined to be 5 years.

Accordingly, the purchase price has been allocated to the fair values of tangible and intangible assets acquired and liabilities assumed at the acquisition date as follows:

Financial assets	$598,168
Inventory	92,343
Property and equipment	1,377
Financial liabilities	(1,672)
Total identifiable assets	690,216
Goodwill	1,026,984
Intangibles	282,800
$2,000,000

6

The following table provides unaudited pro-forma results of operations for the fiscal years ended December 31, 2011 as if the acquisition had been consummated as of the beginning of the period presented. The pro-forma results include the effect of certain purchase accounting adjustments, such as the estimated changes in depreciation and amortization expense on the acquired intangible assets. However, pro-forma results do not include any anticipated cost savings or other effects of the planned integration of the companies. Accordingly, such amounts are not necessarily indicative of the results if the acquisition had occurred on the dates indicated, or which may occur in the future.

Pro-forma results
Year ended December 31,
2011

Revenues	$12,712,091

Loss before income taxes	(5,515,081)

Net loss per share	$(0.11)

The Consolidated Statements of Operations for the Year Ended December 31, 2011 and December 31, 2010 contains a revised presentation of Net loss per common share and Basic and diluted weighted average common shares outstanding for each period presented as compared to such amounts included on Form 10-K for the period ended December 31, 2011 filed on April 16, 2012. The following table describes the revisions:

Consolidated Statement of Operations	Year ended December 31, 2011

Net loss per common share - originally reported	(0.11)

Basic and diluted weighted average common shares outstanding - originally reported	50,443,025

Net loss per common share - adjusted	(0.12)

Basic and diluted weighted average common shares outstanding - adjusted	44,552,409

7

Also, the Consolidated Statements of Changes in Shareholders’ Deficiency through the year ended December 31, 2011 contains a revised presentation of changes in shareholders’ deficiency throughout the periods presented as compared to such changes included on Form 10-K for the period ended December 31, 2011 filed on April 16, 2012. The following table describes the revisions:

As originally reported on form 10-K

	Common Stock
	Number of Shares	Amount	Additional paid in capital	Shareholder's defecit	Total

Balance at December 31, 2010	44,749,999	44,750	72,217	(706,167)	(589,200)

Shares issued for acquisition	8,331,396	8,331	1,991,669		2,000,000

Proceeds from sale of common stock	955,000	955	704,045		705,000

Shares issued to extend maturity date of convertible notes payable	112,500	113	56,137		56,250

Shares issued upon conversion of convertible note payable	1,018,356	1,018	508,160		509,178

Shares issued for liquidated damages	13,914	14	6,943		6,957

Net loss for the year				(5,457,310)	(5,457,310)

Balance at December 31, 2011	55,181,165	$55,181	$3,339,171	$(6,163,477)	$(2,769,125)

As revised on the accompanying financial statements

	Common Stock
	Number of Shares	Amount	Additional paid in capital	Shareholder's defecit	Total

Balance at December 31, 2010	21,000,000	21,000	95,967	(706,167)	(589,200)

Effect of reverse merger	46,029,396	46,029	1,953,971		2,000,000

Shares issued to consultant	500,000	500	1,949,500		1,950,000

Shares issued for liquidated damages	13,914	14	6,943		6,957

Proceeds from sale of common stock	955,000	955	704,045		705,000

Shares issued to extend maturity date
of convertible notes payable	112,500	113	56,137		56,250

Shares issued upon conversion of
convertible note payable	1,018,356	1,018	508,160		509,178

Shares cancelled to consultant	(500,000)	(500)	(1,949,500)		(1,950,000)

Cancellation of ISR shares	(13,948,000)	(13,948)	13,948		-

Net loss for the year				(5,457,310)	(5,457,310)

Balance at December 31, 2011	55,181,166	$55,181	$3,339,171	$(6,163,477)	$(2,769,125)

The revised presentation in the Consolidated Statements of Operations and Consolidated Statements of Changes in Shareholders’ Deficiency arises from a revision of the number of shares outstanding as of December 31, 2010, the first date of the Company’s financial statements included in the accompanying financial statements. Specifically, we reduced the number of shares outstanding as of December 31, 2009 from 44,749,999 to 21,000,000 to accurately reflect the number of shares issued to the owners of the BioZone Labs Group, the accounting acquiror in the reverse merger. As a result of this change, we revised the Consolidated Balance Sheets as of December 31, 2011 and 2010 to show as 21,000,000 the number of shares of common stock issued and outstanding at December 31, 2010.

8

NOTE 2 - Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of BioZone Pharmaceuticals, Inc. and its subsidiaries, all of which are wholly owned, its equity investment in BetaZone Laboratories, LLC, and 580 Garcia Ave, LLC, a Variable Interest Entity (“VIE”).

The Company considered the terms of its interest in 580 Garcia and determined that it was a variable interest entity (VIE) in accordance with ACS 810-10-55, and that it should be consolidated with the Company.  As of December 31, 2011, amounts relating to 580 Garcia included in the consolidated assets, which are shown in Property and Equipment, and consolidated liabilities, which are reported in long-term debt, total $758,894 and $2,582,818, respectively. The Company rents the manufacturing facility located at 580 Garcia Avenue, Pittsburg CA from 580 Garcia, is the sole tenant and is a guarantor of the mortgage note issued by 580 Garcia to GECC, the lien holder on the property. The Company’s maximum exposure to loss, which is based on the Company’s guarantee of the mortgage note of 580 Garcia owed to GECC, is $2,582,818, which equals the carrying amount of the liability as of December 31, 2012.

Our significant unconsolidated subsidiary that is accounted for using the equity method of accounting is our investment in BetaZone Laboratories, LLC.

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include the collectability of accounts receivable and deferred taxes and related valuation allowances. Certain of our estimates, including evaluating the collectability of accounts receivable, could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. We re-evaluate all of our accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Cash and Cash Equivalents

We consider all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

Revenue Recognition

We follow the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) 104 for revenue recognition and Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition”. The Company operates as a contract manufacturer and produces finished goods according to customer specifications. The agreements with customers do not contain any rights of return other than for goods that fail to meet the specifications provided by the customer. The Company has not experienced any significant returns from customers and accordingly, in management’s opinion, no reserve for returns is provided. We record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured.

9

Accounts Receivable and Allowance for Doubtful Accounts Receivable

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to our customers based on an evaluation of their financial condition and other factors. We generally do not require collateral or other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for potential bad debts if required.  We determine whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. We may also record a general allowance as necessary.  Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate that we should abandon such efforts.

Inventories

Inventories are stated at the lower of cost, determined using the weighted average cost method, and net realizable value. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose of the product.

If the Company identifies excess, obsolete or unsalable items, its inventories are written down to their realizable value in the period in which the impairment is first identified. During the year ended December 31, 2012 we recorded a charge to cost of sales of $405,918 while in the prior year period we charged $1,439,616 relating to the write-down of inventory due to obsolescence.  Shipping and handling costs incurred for inventory purchases and product shipments are recorded in cost of sales in the Company's consolidated statements of operations.

Fair Value Measurements

We adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The warrant liabilities issued in connection with our convertible debt, classified as a level 3 liability, are the only financial liability measured at fair value on a recurring basis

10

We measure derivative liabilities at fair value using the Black-Scholes option pricing model with assumptions that include the fair value of the stock underlying the derivative instrument, the exercise or conversion price of the derivative instrument, the risk free interest rate for a term comparable to the term of the derivative instrument and the volatility rate and dividend yield for our common stock. For derivative instruments convertible into or exercisable for shares of our preferred stock, we considered the price per share of $.50 paid by unrelated parties as the fair value of our common stock. For derivative instruments convertible into or exercisable for shares of our common stock, we considered the results of a valuation performed by a third party specialist and other internal analyses performed by management to determine the value of our stock at the commitment dates of applicable transactions. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The Company has not paid dividends to date and does not expect to pay dividends in the foreseeable future due to its substantial accumulated deficit. Accordingly, expected dividends yields are currently zero. Expected volatility is based principally on an analysis of historical volatilities of similarly situated companies in the marketplace for a number of periods that is at least equal to the contractual term or estimated life of the applicable financial instrument.

We also considered the use of the lattice or binomial models with respect to valuing derivative financial instruments that feature anti-dilution price protection; however, the differences in the results are insignificant due to the low probability of triggering price adjustments in such financial instruments

Stock-based compensation

We recognize compensation expense for stock-based compensation in accordance with ASC Topic 718. For employee stock-based awards, we calculate the fair value of the award on the date of grant using the Black-Scholes method for stock options and the quoted price of our common stock for unrestricted shares; the expense is recognized over the service period for awards expected to vest. For non-employee stock-based awards, we calculate the fair value of the award on the date of grant in the same manner as employee awards. However, the awards are revalued at the end of each reporting period and the pro rata compensation expense is adjusted accordingly until such time the nonemployee award is fully vested, at which time the total compensation recognized to date equals the fair value of the stock-based award as calculated on the measurement date, which is the date at which the award recipient’s performance is complete. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from original estimates, such amounts are recorded as a cumulative adjustment in the period estimates are revised. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the useful lives of the assets. Expenditures for additions and improvements are capitalized; repairs and maintenance are expensed as incurred.

Goodwill

Goodwill represents the excess of the consideration transferred over the fair value of net assets of business purchased. Goodwill is not being amortized but is evaluated for impairment on at least an annual basis.

Impairment of long lived assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

11

Income taxes

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

Convertible Instruments

We evaluate and account for conversion options embedded in convertible instruments in accordance with ASC 815 “Derivatives and Hedging Activities”.

Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

We account for convertible instruments (when we have determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: We record when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The embedded conversion option in connection with our convertible debt could not be exercised unless and until we completed a Qualifying Financing transaction. Accordingly, we determined based on authoritative guidance that the embedded conversion option is deemed to be a contingent conversion rather than active conversion option that did not require accounting recognition at the commitment dates of the issuances of the Notes.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

We classify as equity any contracts that require physical settlement or net-share settlement or provide us a choice of net-cash settlement or settlement in our own shares (physical settlement or net-share settlement) provided that such contracts are indexed to our own stock as defined in ASC 815-40 ("Contracts in Entity's Own Equity"). We classify as assets or liabilities any contracts that require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside our control) or give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). We assess classification of our common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

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Our derivative instruments consisting of warrants to purchase our common stock were valued using the Black-Scholes option pricing model, using the following assumptions at December 31, 2012:

Estimated dividends	None

Expected volatility	184%

Risk-free interest rate	0.83%

Expected term	3.25 years

Concentration of Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist principally of cash and cash equivalents. We maintain our cash accounts at high quality financial institutions with balances, at times, in excess of Federally insured limits. Management believes that the financial institutions that hold our deposits are financially sound and therefore pose minimal credit risk

Research and development

Research and development expenditures are charged to operations as incurred

Advertising

Advertising and marketing expenses are charged to operations as incurred

NOTE 3 – Going Concern

These consolidated financial statements are presented on the basis that we will continue as a going concern. The going concern concept contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred operating losses for its last two fiscal years, has a working capital deficiency of $5,255,220 and an accumulated deficit of $14,128,079 as of December 31, 2012. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company is implementing a growth strategy for our contract manufacturing business is to increase sales by establishing a dedicated sales team with industry experience who will leverage our expertise in product development and formulation to attract new contract manufacturing customers. Our growth strategy for our proprietary brand business is to increase our promotional efforts through direct mail, internet and participation at trade shows. The Company is also working to reduce selling and administrative expenses as shown by our liquidation of two of our subsidiary companies and folding their operations into Biozone Labs group. The Company has secured a financing agreement to assist with its cash needs. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

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NOTE 4 – Property and Equipment

A summary of property and equipment and the estimated useful lives used in the computation of depreciation and amortization is as follows:

Fixed Asset	Useful Life	December 31, 2012	December 31, 2011

Vehicles	5 years	300,370	300,370
Furniture and Fixtures	10 years	64,539	60,936
Computers	5 years	234,123	191,206
Manufacturing equipment	10 years	4,062,593	3,967,302
Lab equipment	10 years	973,772	821,639
Building improvements	18 years (remainder of lease)	1,676,418	1,608,055
Building	40 years	571,141	571,141
Land	Not depreciated	380,000	380,000
		8,262,956	7,900,649
Accumulated depreciation		(4,929,037)	(4,558,202)
Net		3,333,919	3,342,447

NOTE 5 – Equity Method Investments

Our significant unconsolidated subsidiary that is accounted for using the equity method of accounting is our investment in BetaZone Laboratories LLC.  Summarized financial information for our investment in BetaZone Laboratories, LLC assuming 100% ownership interest is as follows:

	2012	2011
Balance sheet
Current assets	3,825	110,093
Current Liabilities	301,864	131,672

Statement of operations
Revenues	40,002	315,346
Net income (loss)	(272,935)	(102,047

In 2011, when the Company’s share of losses equaled the carrying value of its investment, the equity method of accounting was suspended, and no additional losses were charged to operations. The Company’s unrecorded share of losses for 2012 totaled $122,821.

NOTE 6 – Convertible Notes Payable

The “March 2011 Notes”

On March 29, 2011, the Company sold 10% secured convertible promissory notes in the amount of $2,250,000, (the “March 2011 Notes”) and warrants (the “March Warrants”) to purchase securities of the Company in the Target Transaction Financing (as defined below), pursuant to a Securities Purchase Agreement entered into on February 22, 2011 (the “Private Placement”).

The March 2011 Notes, extended as described below , originally were scheduled to mature on the earlier of October 29, 2011 or the closing date of the Target Transaction Financing (such earlier date, the “Maturity Date”). The entire principal amount and any accrued and unpaid interest was due and payable in cash on the Maturity Date.

We recorded the liability for the March 2011 Notes at an amount equal to the full consideration received upon issuance, without considering the Warrant value because the determination of the number of warrants and the exercise price of the warrants is dependent on the closing date of, and the price of securities issued in the Target Transaction Financing, which has yet to take place.

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Effective October 28, 2011, the purchasers of the March 2011 Notes (the “Note Holders”) agreed to extend the maturity date of the Notes (the “Extension Agreement”) to October 29, 2011(the “New Maturity Date”) (see Note 5). As consideration for the agreement by the Note Holders to enter into the Extension Agreement, the Company (i) issued to the Note Holders an aggregate of 112,500 shares of its common stock, par value $0.001 per share and (ii) paid to the Investors, an aggregate of $129,000 of interest for the period beginning on February 28, 2011 (the date the Note Holders placed the principal amount in escrow) and ending on March 28, 2011. The Company agreed to provide piggyback registration rights with respect to the 112,500 shares on the same terms and conditions provided for the registrable securities in the Registration Rights Agreement contained in the Private Placement.

The Company agreed that if it fails to repay the March 2011 Notes on or before the New Maturity Date, then in addition to the interest due under the March 2011 Notes, the Company would pay an additional 2% (annualized) for each 30 day period all or any portion of the principal or accrued interest remain unpaid, subject to a maximum aggregate interest rate of 20% (the sum of the 10% interest rate plus 2% for each 30 day delay period), with such 2% being calculated on the full principal amount regardless of whether any portion thereof has been repaid by the Company and such full amount accruing as of the day following the New Maturity Date and then upon each 30 day anniversary of the New Maturity Date.

On December 8, 2011 the Company repaid $200,000 to one of the note holders.

In March 2012, the Company repaid in full all of the outstanding principal and accrued interest due with respect to the March 2011 Notes.

The “September 2011 Note”

On September 22, 2011, the Company issued a 10% unsecured convertible promissory note with a principal amount of $500,000, due on March 22, 2012 (the “September 2011 Note”) and a warrant (the “September Warrant”) to purchase certain securities of the Company in the Target Transaction Financing, pursuant to a Securities Purchase Agreement entered into on that date .

On November 30, 2011, the note and accrued interest were converted into 1,018,356 shares of common stock, par value $0.001 per share.  The Company also issued the holder a warrant to purchase 500,000 shares of common stock at an exercise price of $1.00 per share.

The “February 2012 Notes”

On February 24, 2012, we entered into a Securities Purchase Agreement with OPKO Health Inc. pursuant to which we sold a 10% secured convertible promissory note in the aggregate principal amount of $1,700,000 due two years from the date of issuance and issued warrants to purchase 8,500,000 shares of the our common stock, at an exercise price of $0.40 per share, for gross proceeds of $1,700,000.

On February 28, 2012 and February 29, 2012, we entered in a Securities Purchase Agreement with two additional buyers pursuant to which we sold an additional $600,000 aggregate principal amount of notes and issued warrants to purchase an additional 3,000,000 shares of our common stock, at an exercise price of $0.40 per share, for gross proceeds of $600,000, on the same terms as the notes and warrants issued to OPKO as described above.

In connection with the sale of the notes and the warrants, the Company and the collateral agent for the buyers entered into a Pledge and Security Agreement pursuant to which all of our obligations under the notes are secured by a first priority perfected security interest in all of our tangible and intangible assets, including all of our ownership interest in our subsidiaries.

The entire principal amount and any accrued and unpaid interest on the notes is due and payable in cash on the maturity date set forth in the notes.  The notes bear interest at the rate of 10% per annum.  The notes are convertible into shares of our common stock at an initial conversion price of $0.20 per share, subject to adjustment.  We may prepay any outstanding amount due under the notes, in whole or in part, prior to the maturity date.  The notes are subject to certain “Events of Defaults” which could cause all amounts due and owing thereunder to become immediately due and payable. Among other things, our failure to pay any accrued but unpaid interest when due, the failure to perform any obligation under the governing transaction documents or if any representation or warranty made by the Company in connection with the governing transaction documents proves to have been incorrect in any material respect constitutes an Event of Default under the governing transaction documents.

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The Company is prohibited from effecting a conversion of the notes or exercise of the warrants, to the extent that as a result of such conversion or exercise the holder would beneficially own more than 4.99% (subject to waiver) in the aggregate of the issued and outstanding shares of the Company’s common stock, calculated immediately after giving effect to the issuance of shares of common stock upon conversion of such note or exercise of such warrant, as the case may be.

The warrants are immediately exercisable and expire ten years after the date of issuance.  The warrants have an initial exercise price of $0.40 per share.  The warrants are exercisable in cash or through a “cashless exercise”.  All of the warrants granted with these notes have been exercised.

We determined that the initial fair value of the warrants was $5,221,172 based on the Black-Scholes option pricing model, which we treated as a liability with a corresponding decrease in the carrying value of the notes.  Under authoritative guidance, the carrying value of the notes may not be reduced below zero.  Accordingly, we recorded interest expense of $2,921,172 at the time of the issuance of the notes, which is the excess of the value of the warrants over the allocated fair value of the notes.  The discount related to the notes will be amortized over the term of the notes as interest expense, calculated using an effective interest method.

We determined that, according to ASC 470120-30, a beneficial conversion feature existed based on the intrinsic value of the conversion feature. Due to the fact that the carrying amount of the convertible notes has been reduced to zero, based on the discount allocated from the value of the warrants referred to above, that no beneficial conversion feature is to be recorded. ASC 470-20-30-8 states that if the intrinsic value of the beneficial conversion feature is greater than the proceeds allocated to the convertible instrument, the amount of the discount assigned to the beneficial conversion feature shall be limited to the amount of the proceeds allocated to the convertible instrument.

The “March 2012 Purchase Order Note”

On March 13, 2012, we sold a 10% senior convertible promissory note with a principal amount of $1,000,000 (the “Purchase Order Note”) to an accredited investor for a purchase price of $1,000,000.  The principal amount of the Purchase Order Note is payable in cash on such dates and in such amounts as set forth in the Purchase Order Note, based on the receipt of proceeds from sales to a certain vendor (the “Vendor Proceeds”).  The last date of the scheduled payments under the Purchase Order Note is referred to as the “Final Maturity Date”. All of our obligations under the Purchase Order Note are secured by a first priority security interest in the Vendor Proceeds as defined. The holder of the notes issued in February 2012 agreed to subordinate their security interest in the Vendor Proceeds to the interest of the holder of the Purchase Order Note.

The Purchase Order Note is convertible into shares of our common stock at an initial conversion price of $1.50 per share. The Purchase Order Note bears interest at the rate of 10% per annum.  We may prepay any outstanding amounts owing under the Purchase Order Note, in whole or in part, at any time prior to the Final Maturity Date.  The entire remaining principal amount and all accrued but unpaid or unconverted interest is due and payable on the earliest of (1) the Final Maturity Date, (2) the consummation of a financing by the Company resulting in net proceeds equal to or greater than 1.5 times the remaining outstanding unconverted principal amount and (3) the occurrence of an Event of Default (as defined in the Purchase Order Note).

The Company has not recorded a BCF on the March 201 2 Purchase Order Notes due to the effective conversion price being greater than the fair value of the Company’s stock at the issuance date.

The Company is prohibited from effecting a conversion of the Purchase Order Note, to the extent that as a result of such conversion, the holder would beneficially own more than 4.99% (subject to waiver) in the aggregate of the issued and outstanding shares of the Company’s common stock, calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the Purchase Order Note.

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As of December 31, 2012, the Company repaid $600,000 of the Purchase Order Note.

The “April 2012 Working Capital Note”

On April 18, 2012, we sold a 10% senior convertible promissory note with a principal amount of $250,000 (the “Working Capital Note”) to an accredited investor for a purchase price of $250,000.  The principal amount of the Working Capital Note is payable in cash on such dates and in such amounts as set forth in the Working Capital Note based on the receipt of the Vendor Proceeds as defined.  The last date of the scheduled payments under the Working Capital Note is referred to as the “Final Maturity Date”. All of our obligations under the Purchase Order Note are secured by a first priority security interest in the Vendor Proceeds. The buyers of the February 2012 Notes agreed to subordinate their security interest in the Vendor Proceeds to the interest of the holder of the Working Capital Note.

The Working Capital Note is convertible into shares of our common stock at an initial conversion price of $1.50 per share. The Working Capital Note bears interest at the rate of 10% per annum.  We may prepay any outstanding amounts owing under the Working Capital Note, in whole or in part, at any time prior to the Final Maturity Date.  The entire remaining principal amount and all accrued but unpaid or unconverted interest is due and payable on the earliest of (1) the Final Maturity Date, (2) the consummation of a financing by the Company resulting in net proceeds equal to or greater than 1.5 times the remaining outstanding unconverted principal amount and (3) the occurrence of an Event of Default (as defined in the Working Capital Note).

The Company is prohibited from effecting a conversion of the Working Capital Note, to the extent that as a result of such conversion, the holder would beneficially own more than 4.99% (subject to waiver) in the aggregate of the issued and outstanding shares of the Company’s common stock, calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the Working Capital Note.

On September 28, 2012, the holder of the Working Capital Note exchanged such note for the June 2012 Convertible Notes described below.

The “June 2012 Working Capital Notes”

On June 13, 2012, we sold 10% promissory notes with an aggregate principal amount of $200,000 (the “June 2012 Working Capital Notes”) to accredited investors for an aggregate purchase price of $200,000. The principal amount of the June 2012 Working Capital Notes is payable in cash on the date that is the earlier of receipt by the Company of $500,000 or more from any source (other than sales in the ordinary course of business) or three months from the issuance date.

The June 2012 Working Capital Notes bear interest at the rate of 10% per annum. We may prepay any outstanding amounts owing under the June 2012 Working Capital Notes, in whole or in part, at any time prior to the maturity date.

On June 28, 2012, the holders of the June 2012 Working Capital Notes exchanged such notes for the June 2012 Convertible Notes described below.

The “June 2012 Convertible Notes”

On June 28, 2012, we issued 10% convertible promissory notes (the “June 2012 Convertible   Notes”) with an aggregate principal amount of $455,274 and warrants (the “June 2012 Warrants”) to purchase 2,250,000 shares of our common stock at an exercise price of $0.40 per share to the holders of the Working Capital Notes and June 2012 Working Capital Notes with an aggregate amount of principle and accrued interest due as of such date equal to the aggregate principle amount of the June 2012 Convertible   Notes. The Working Capital Notes and June 2012 Working Capital Notes were cancelled.

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The June 2012 Convertible Notes bear interest at the rate of 10% per annum and mature two years from their issue date. We may prepay any outstanding amounts owing under the June 2012 Convertible Notes, in whole or in part, at any time prior to the maturity date. The entire remaining principal amount and all accrued but unpaid or unconverted interest is due and payable on the earlier of the Maturity Date or the occurrence of an Event of Default (each as defined in the June 2012 Convertible Notes). The June 2012 Convertible Notes are convertible into shares of our common stock at an initial conversion price of $0.20 per share.

The Company is prohibited from effecting a conversion of the June 2012 Convertible Notes or exercise of the June 2012 Warrants, to the extent that as a result of such conversion or exercise, the holder would beneficially own more than 4.99% (subject to waiver) in the aggregate of the issued and outstanding shares of the Company’s common stock, calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the June 2012 Convertible Note or exercise of the June 2012 warrant, as the case may be.

The June 2012 Warrants are exercisable immediately and expire ten years after the date of issuance and have an initial exercise price of $0.40 per share. The June 2012 Warrants are exercisable in cash or through a “cashless exercise”. We determined that the initial fair value of the June 2012 Warrants was $1,036,042 based on the Black-Scholes option pricing model, which we treated as a liability with a corresponding decrease in the carrying value of the June 2012 Convertible Notes.  Under authoritative guidance, the carrying value of the June 2012 Convertible Notes may not be reduced below zero.  Accordingly, we recorded interest expense of $580,768, which is the excess of the value of the June 2012 Warrants over the allocated fair value of the June 2012 Convertible Notes, at the date of the issuance.  The discount related to the June 2012 Convertible Notes will be amortized over the term of the Notes as interest expense, calculated using an effective interest method.

We determined that, according to ASC 470120-30, a beneficial conversion feature existed based on the intrinsic value of the conversion feature. Due to the fact that the carrying amount of the convertible notes has been reduced to zero, based on the discount allocated from the value of the warrants referred to above, that no beneficial conversion feature is to be recorded. ASC 470-20-30-8 states that if the intrinsic value of the beneficial conversion feature is greater than the proceeds allocated to the convertible instrument, the amount of the discount assigned to the beneficial conversion feature shall be limited to the amount of the proceeds allocated to the convertible instrument.

The following table sets forth a summary of all the outstanding convertible promissory notes at December 31, 2012:

Convertible promissory notes issued	6,505,274
Notes repaid	(2,850,000)
Less amounts converted to common stock	(500,000)
3,155,274
Less debt discount	1,683,122
Balance December 31, 2012	1,472,152

NOTE 7 – Notes Payable – Shareholder

This amount is due to our former Executive Vice President for advances made to the Company, bears interest at a weighted average rate of approximately 10% and is due on demand. The Company is in dispute with the shareholder as to the balance due but has recorded the full amount claimed by the shareholder.  We recorded interest expense of $0 and $42,765 to the shareholder for the years ended December 31, 2012 and 2011 respectively

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NOTE 8 – Long Term Debt

	Year ended December 31,
Notes payable of Biozone Labs	2012	2011
Capitalized lease obligations bearing interest at rates ranging from 8.6% to 16.3%, payable in monthly installments of $168 to $1,589, inclusive of interest	$192,323	$307,255
City of Pittsburg Redevelopment Agency, 3% interest, payable in monthly installments of $3,640 inclusive of interest	221,190	257,639
Other	80,000	90,000

Notes payable of 580 Garcia Properties
Mortgage payable of 580 Garcia collateralized by the land and building payable in monthly installments of $20,794, inclusive of interest at 7.24% per annum	2,582,818	2,643,438
	$3,076,331	$3,298,332
Less: current portion	181,752	260,741
	2,894,579	3,037,591

Long-term debt (excluding capital leases) matures as follow:

12/31/2013	112,435
12/31/2014	118,446
12/31/2015	124,856
12/31/2016	111,151
12/31/2017	96,969
Thereafter	2,512,474

Future minimum annual lease payments for capital leases in effect as of December 31, 2012 are as follows:

12/31/2013	69,316
12/31/2014	58,214
12/31/2015	35,371
12/31/2016	29,421
12/31/2017	-
Thereafter	-

NOTE 9 – Warrants

The “March 2011 Warrants”

In March, 2011, the Company issued the March 2011 Warrants to purchase securities of the Company in the Target Transaction Financing as defined in the governing purchase agreement (Note 7).

The March 2011 Warrants may be exercised immediately and expire five years after the date of issue. Each March 2011 Warrant has an initial exercise price of 120% of the price of the securities sold in the Target Transaction Financing (the “Financing Share Price”). The March 2011 Warrant entitles the holder to purchase the number of shares of Common Stock and/or other securities, including units of securities, sold in the Target Transaction Financing equal to the Warrant Coverage (as defined below) (a) multiplied by the principal amount of the Note (the “Purchase Price”) and (b) divided by the Financing Share Price. “Warrant Coverage” means (i) 50% if closed on or prior to 120 days, (ii) 75% if closed after 120 days but before 150 days and (iii) 100% if closed after 150 days after the closing of the Private Placement. The March 2011 Warrant is exercisable in cash or by way of a “cashless exercise” during any period that a registration statement covering the resale of the underlying shares of common stock and/or other securities issuable upon exercise of the March 2011 Warrant, or an exemption from registration is not available. The exercise price of the March 2011 Warrant is subject to a “ratchet” anti-dilution adjustment for a period of one year from the closing of the Private Placement. This adjustment provides that in the event that the Company issues certain securities at a price lower than the then applicable exercise price, the exercise price of the March 2011 Warrant will be immediately reduced to equal the price at which the Company issued the securities.

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On February 28, 2012, each holder of March 2011 Warrants entered into a Cancellation Agreement, which provides, among other things, for the cancellation of the March 2011 Warrants. In exchange, the Company issued to the former holders of the March 2011 Warrants a total of 1,000,000 replacement warrants (the “Replacement Warrants”).  The Replacement Warrants may be exercised immediately and expire four years after the date of issue. Each Warrant has an initial exercise price of $0.60 per share, subject to adjustment for certain corporate reorganization transactions.

As of September 30, 2012, a total of 1,000,000 Replacement Warrants remain outstanding, with an exercise price of $0.60 per share

The “September 2011 Warrants”

In connection with the sale of the September 2011 Note, we issued the September 2011 Warrant to purchase certain securities of the Company in the Target Transaction Financing (Note 7).

The September 2011 Warrant may be exercised immediately and expires five years after the date of issue. The September 2011 Warrant has an initial exercise price of the lower of $1.80 and 120% of the per share price in the Target Transaction Financing. The September 2011 Warrant entitles the holder to purchase the number of shares of common stock and/or other securities, including units of securities, sold in the PIPE Offering (as defined in the Warrant) equal to the principal amount of the note issued pursuant to the Securities Purchase Agreement, divided by the lower of $1.50 and the per share price in the PIPE Offering. The September 2011 Warrant is exercisable in cash or, while a registration statement covering the resale of the underlying shares of common stock and/or other securities issuable upon exercise of the September 2011 Warrant, or an exemption from registration, is not available, by way of a “cashless exercise”. The exercise price of the September 2011 Warrant is subject to a “ratchet” anti-dilution adjustment for a period of one year from the issue date of the September 2011 Warrant. This adjustment provides that in the event that the Company issues certain securities at a price lower than the then applicable exercise price, the exercise price of the September 2011 Warrant shall be immediately reduced to equal the price at which the Company issued the securities.

On November 30, 2011, the holder of the September 2011 Note converted the entire principal amount and accrued interest due with respect to the note into 1,018,356 shares of our common stock and the September 2011 Warrant was cancelled. In exchange, we issued to the holder a Replacement Warrant to purchase 500,000 shares of our common stock at an exercise price of $1.00 per share.

On June 28, 2012, the holder of the Replacement Warrant exercised his right to acquire 500,000 shares of our common stock through the cashless exercise feature and we issued to the holder 375,000 shares of our common stock.

The “January 2012 Warrants”

On January 11, 2012 and January 25, 2012, we sold an aggregate of 1,300,000 units (the “Units”) to accredited investors. Each Unit was sold for a purchase price of $0.50 per Unit and consisted of: (i) one share of the Company’s common stock and (ii) a four-year warrant to purchase 650,000 shares of common stock at an exercise price of $1.00 per share, subject to adjustment upon the occurrence of certain events (the “January 2012 Warrants”). The January 2012 Warrants may be exercised on a cashless basis after twelve (12) months from the date of closing if there is no effective registration statement covering the resale of the underlying shares of common stock issuable upon exercise of the warrant. The January 2012 warrants provide the holder with “piggyback registration rights”, which obligate us to register the common shares underlying the warrants upon request of the holders in the event that we decide to register any of our common stock either for our own account or the account of a security holder (subject to certain exceptions).  Based on authoritative guidance, we have accounted for the January 2012 Warrants as liabilities.

As of September 30, 2012, a total of 650,000 January 2012 Warrants remain outstanding, with an exercise price of $0.50 per share.

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The “February 2012 Warrants”

In connection with the sale of the February 2012 Notes, we issued the February 2012 Warrants entitling the holders to purchase up to 11,500,000 shares of our common stock (Note 7).

The February 2012 Warrants expire ten years from date of issuance and have an exercise price of $0.40 per common share. The February 2012 Warrants contain a “cashless exercise” feature and provide the holder with “piggyback registration rights”, which obligate us to register the common shares underlying the February 2011 Warrants upon request of the holder in the event that we decide to register any of our common stock either for our own account or the account of a security holder (subject to certain exceptions). Based on authoritative guidance, we have accounted for the February 2012 Warrants as liabilities. The liability for the warrants, measured at fair value, based on a Black-Scholes option pricing model, has been offset by a reduction in the carrying value of the related February 2012 Notes.

On April 25, 2012, certain holders February 2012 Warrants exercised their right to acquire 3,000,000 shares of our common stock through the cashless exercise feature and we issued to the holders a total of 2,636,804 shares of our common stock.

On July 3, 2012, the remaining holder of February 2012 Warrants exercised its right to acquire 8,500,000 shares of our common stock through the cashless exercise feature and we issued to the holder 7,650,000 shares of our common stock.

The Advisory and Consulting Warrants

As part of an Advisory and Consulting Agreement between the Company and Tekesta Capital Partners, in April 2012, we issued 200,000 warrants to purchase the Company’s common stock.  Based on authoritative guidance, we have accounted for these warrants as liabilities.

The warrants issued under the Advisory and Consulting Agreement expire five years from the date of issuance, have an exercise price of $0.60 per common share and contain a “cashless exercise” feature.

On August 2, 2012, holders of all the outstanding warrants issued under the Advisory and Consulting Agreement exercised their warrants on a cashless basis and received a total of 170,000 shares of the Company’s common stock.

“The June 2012 Warrants”

In connection with the issuance of the June 2012 Notes, we issued the June 2012 Warrants entitling the holders to purchase up to a total of 2,250,000 shares of our common stock (Note 7).

The June 2012 Warrants expire ten years from the date of issuance and have an exercise price of $0.40 per common share. The June 2012 Warrants contain a “cashless exercise” feature. These warrants provide the holder with “piggyback registration rights”, which obligate us to register the common shares underlying the warrants upon the request of the holder in the event that we decide to register any of our common stock either for our own account or the account of a security holder (subject to certain exceptions). Based on authoritative guidance, we have accounted for the June 2012 Warrants as liabilities. The liability for the June 2012 Warrants, measured at fair value, based on a Black-Scholes option pricing model, has been offset by a reduction in the carrying value of the related June 2012 Notes.

On June 28, 2012, the holders of the June 2012 Warrants exercised their rights to acquire 2,250,000 shares of our common stock through the cashless exercise feature and we issued to the holders a total of 2,025,000 shares of our common stock.

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NOTE 10 – Income Taxes

The reconciliation of income tax benefit at the U.S. statutory rate of 34% for the years ended December 31, 2012 and 2011 to the Company’s effective tax rate is as follows:

	Year ended December 31,
	2012	2011
U.S. federal statutory rate	-34.0%	-34.0%
State income tax, net of federal benefit	-6.0%	-6.0%
Permanent differences	67.0%	16.0%
Change in valuation allowance	-27.0%	23.4%
Income tax provision (benefit)	0.0%	-0.6%

The benefit for income tax is summarized as follows:

	Year ended December 31,
	2012	2011
Federal:
Current	$-	$-
Deferred	(894,135)	(1,693,454)
State and local:
Current	-
Deferred	(157,789)	(298,845)
Change in valuation allowance	1,051,924	1,995,571
Income tax provision (benefit)	$0	$3,272

The tax effects of temporary differences that give rise to the Company’s net deferred tax liability as of December 31, 2012 and 2011 are as follows:

	Year ended December 31,
	2012	2011
Deferred tax assets
Net operating losses	$2,172,000	$1,003,188
Allowance for doubtful accounts	18,447	179,810
	2,190,447	1,182,998
Less: valuation allowance	(2,190,447)	(1,182,998)
		-
Deferred tax liability
Depreciation	102,022	102,022
Total deferred tax liability	$102,022	$102,022

As of December 31, 2012 and 2011, the Company had approximately $5,400,000 and $2,500,000 of federal and state net operating loss carryovers (“NOLs”) which begin to expire in 2028.  Utilization of the NOLs may be subject to limitation under the Internal Revenue Code Section 382 should there be a greater than 50% ownership change as determined under regulations.  The change in ownership occurred of the Company that in June 2011 resulted in an annual limitation on the usage of the Company’s pre-acquisition net operating loss carryforwards.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.  Based on the assessment, management has established a full valuation allowance against the entire deferred tax asset relating to NOLs for every period because it is more likely than not that all of the deferred tax asset will not be realized.

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The Company files U.S. federal and states of California tax returns that are subject to audit by tax authorities beginning with the year ended December 31, 2008.The Company’s policy is to classify assessments, if any, for tax and related interest and penalties as tax expense.

BioZone Labs is currently under examination for the year ended December 31, 2009, and is still open to examination for all periods subsequent to this date.  The companies included in the consolidated financial statements are open for examination for the years ended December 31, 2009, 2010, and 2011.

NOTE 11 – Concentrations

Approximately, 28% and 21% of the Company’s sales for the year ended December 31, 2012 were made to two customers.  These customers accounted for 27% and 9% of the Company’s sales for the year ended December 31, 2011.  Also, one customer accounted for 50% of our consolidated accounts receivable as of December 31, 2012, none of which was more than 30 days past due.  No other customer accounts for more than 10% of our outstanding consolidated accounts receivable.

NOTE 12 – Contingencies

Employment Agreements

On June 30, 2011, the Company entered into three year executive employment agreements with three stockholders, Brian Keller, Christian Oertle and Daniel Fisher, to serve as our President, Chief Operating Officer and Executive Vice President, respectively. The agreements with Messrs. Keller and Fisher provide for annual salaries of $200,000 each and the agreement with Mr. Oertle provides for an annual salary of $150,000. Pursuant to the terms of the agreements, each of these stockholders is eligible to participate in the Company’s long term incentive compensation programs and is entitled to an annual bonus if the Company meets or exceeds criteria adopted by the Compensation Committee of the Board, subject to certain claw back rights. The agreements provide for payments of six months’ severance in the event of early termination (other than for cause).

On January 30, 2012, Mr. Fisher was removed from his position as Executive Vice President for cause.  Pursuant to his employment agreement, Mr. Fisher was entitled to accrued salary through the date of termination. In addition, Mr. Fisher claimed pay for accrued vacation. We have paid Mr. Fisher $56,000 in unpaid salary and vacation pay and $23,000 in penalties of which $5,769 remains outstanding and is due on April 15, 2013.  Mr. Fisher has demanded delivery to him of 6,650,000 shares of the Company’s common stock.

Leases

The Company leases its facilities under operating leases that expire at various dates.  Total rent expense under these leases is recognized ratably over the initial renewal period of each lease. The following table presents future minimum lease commitments under non-cancelable operating leases at December 31, 2011:

2013	$456,123
2014	442,623
2015	211,022
2016	63,481
$1,159,749

Total rent and related expenses under operating leases were $576,180 and $411,551 for the years ended December 31, 2012 and 2011 respectively. Operating lease obligations after 2011 relate primarily to office facilities

Litigation

Except as set forth below, we are not involved in any pending legal proceeding or litigation that could have a material impact upon our business or results of operations. To the best of our knowledge, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject, which would reasonably be likely to have a material adverse effect on our business or results of operations.

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Aphena Pharma Solutions – Maryland, LLC f/k/a Celeste Contract Packaging, LLC, v. BioZone Laboratories, Inc. and BioZone Pharmaceuticals, Inc. and Daniel Fisher

District Court for the District of Maryland Northern Division; Case 1:12-cv-00852-WDQ

An action was commenced on March 19, 2012 against BioZone Labs, the Company and a former officer and director of the Company, Daniel Fisher in the United States District Court for the District of Maryland. The plaintiff alleges breach of contract and other commercial wrongdoing and seeks damages in connection with a single purchase order issued during early 2010 relating to the development of certain over the counter products to treat cough and cold symptoms. The Company refutes the allegations and intends to vigorously defend against this action. We are unable to provide an estimate of the amount or range of reasonable possible losses from this litigation because, among other reasons, the complaint does not set forth a monetary demand.

Daniel Fisher v. BioZone Pharmaceuticals, Inc., Elliot Maza, Brauser Honig Frost Group, Michael Brauser, Barry Honig, and The Frost Group LLC

United States District Court, Northern District of California, No. 12-03716

On July 16, 2012, Daniel Fisher (“Fisher”), a former officer and director of the Company, commenced an action in the United States District Court for the Northern District of California against the Company and certain officers and investors thereof. Fisher asserts claims for breach of contract, conversion, wrongful termination, and unjust enrichment, and violation of the federal whistleblower statute arising from his former role as an officer and director of the Company and certain contractual agreements that he entered into with the Company. Fisher seeks $23 million in damages against all defendants.

The Company disputes Fisher’s allegations, intends to vigorously defend them and has filed an action against Fisher in New York described below. We are unable to provide an estimate of the amount or range of reasonable possible losses from this litigation because it is at a very early stage.

BioZone Pharmaceuticals, Inc. v. Daniel Fisher and 580 Garcia Properties, LLC

Supreme Court of the State of New York, County of New York, No. 652489/2012

On July 18, 2012, the Company commenced an action in New York State Court against Fisher and 580 Garcia Properties, LLC alleging breach of contract, breach of fiduciary duty, negligence, and fraud claims arising from Fisher’s former role as an officer and director of the Company. The Company is seeking a minimum of $2 million in damages, together with the cancellation of 6.65 million shares of the Company’s stock, and Fisher’s forfeiture of property located at 580 Garcia Avenue, Pittsburg, CA, which property is used by the Company as a warehouse facility.

NOTE 13.  Capital Deficiency

On May 16, 2011, the Company issued 7,724,000 shares of our restricted common stock to Aero and assumed Aero’s liabilities in connection with the acquisition and agreed to issue additional shares on the basis of one share for (A) each dollar of current assets transferred to the Company at the closing, as set forth on the closing date balance sheet of Aero, to be delivered following the closing, and (B) each dollar of costs incurred for liquidation, certain income taxes and perfected or settled dissenters’ rights of appraisal,  up to a maximum of an additional 7,500,000 shares. Pursuant to the foregoing, the Company issued an additional 607,396 shares.

On September 21, 2011, we issued 13,914 shares of common stock to Aero Pharmaceuticals, Inc., due to the delay in filing the Company's Registration Statement on Form S-1, as required by the Asset Purchase Agreement between the Company and Aero Pharmaceuticals, Inc.

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On October 28, 2011, we issued an aggregate of 112,500 shares of our common stock to the holders of the Notes issued in March 2011, in consideration for the extension of the maturity dates of such Notes.

On November 3, 2011, we issued 455,000 shares of common stock, par value $0.001 per share, at a purchase price of $1.00 per share pursuant to subscription agreements entered into on October 31, 2011 and November 1, 2011.

On November 30, 2011, we issued 500,000 shares of common stock, par value $0.001 per share, at a purchase price of $0.50 per share pursuant to a subscription agreement.

On November 30, 2011, we issued 1,018,356 shares of common stock, par value $0.001 per share, upon conversion of the principal and all of the interest due on a certain convertible promissory note issued on September 22, 2011. The Company also issued the holder a warrant to purchase 500,000 shares of common stock at an exercise price of $1.00 per share.

On January 11, 2012 and January 25, 2012, the Company sold an aggregate of 1,300,000 Units to accredited investors. Each Unit was sold for a purchase price of $0.50 per Unit and consists of: (i) one share of Common Stock and (ii) a four-year warrant to purchase 0.5 share of Common Stock purchased at an exercise price of $1.00 per share, subject to adjustment upon the occurrence of certain events.

On March 1, 2012, the Company issued 455,000 shares of its common stock to certain individuals who previously purchased shares of the Company's common stock on November 3, 2011 at a purchase price of $1.00 per share.

On April 25, 2012, the Company issued 2,636,804 shares of common stock upon the cashless exercise of warrants to purchase 3,000,000 shares.

On June 28, 2012, the Company issued 2,400,000 shares of common stock upon the cashless exercise of warrants to purchase 2,750,000 shares.

On July3, 2012, the Company issued 7,650,000 shares of common stock upon the cashless exercise of warrants to purchase 8,500,000 shares.

On September 28, 2012 the Company cancelled 6,650,000 shares of common stock which were previously issued to Dr. Nian Wu in connection with the acquisition of certain patent rights for Biozone Laboratories, Inc.  As consideration for the cancellation, Mr. Wu agreed to the cancellation of a license agreement between Mr. Wu and the Company.

NOTE 14 - Subsequent Events

Management has evaluated events occurring after the date of these financial statements through the date these financial statements were issued. There were no material subsequent events as of that date other than disclosed below.

On February 22, 2013 and March 7, 2013, we liquidated Equachem and Equalan, respectively, and transferred their activities to BioZone Labs in an effort to reduce selling and administrative expenses.

On March 22, 2013, BioZone Laboratories, Inc., a wholly-owned subsidiary of Biozone Pharmaceuticals, Inc. entered into a Factoring and Security Agreement with Midland American Capital Corporation (“Midland”) pursuant to which Midland will provide up to $1,500,000 of financing, on a discretionary basis, against the Company’s account receivables.

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